Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 33-99982, 333-48425, 333-93099, 333-127232, 333-101186, and 333-58293) on Form S-8 of Voyager Learning Company and in the Registration Statement (No. 333-59450) on Form S-3 of Voyager Learning Company of our report dated March 5, 2009, relating to the consolidated financial statements and financial statement schedule of Voyager Learning Company and our report dated March 5, 2009, relating to the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ Whitley Penn LLP
Dallas, Texas
March 5, 2009